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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549


                                       FORM 8-K

                                    CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934

                  Date of Report (Date of earliest event reported):

                                   OCTOBER 6, 1998


                               DNAP HOLDING CORPORATION
                (Exact name of Registrant as specified in its charter)



     Delaware                        0-12177                75-2632242
     (State or other               (Commission              (IRS Employer
     jurisdiction of               File Number)             Identification No.)
     incorporation)


                6701 San Pablo Avenue, Oakland, California 94608
            (Address of principal executive offices)     (Zip Code)


                 Registrant's telephone number, including area code:

                                    (510) 547-2395

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Item 5.  OTHER EVENTS

     On July 16, 1998, Bionova International, Inc. ("Bionova International) submitted a capitalization proposal to DNAP Holding Corporation ("DHC"). The Board of Directors of DHC appointed a special committee to review and evaluate the proposal and to negotiate the final terms of the transaction with Bionova International. As a result of these negotiations, the special committee and Bionova International agreed to the terms of a capitalization transaction that was approved by DHC's Board of Directors on October 1, 1998 and evidenced by a Stock Purchase Agreement dated October 1, 1998 (the "Stock Purchase Agreement"). Pursuant to the Stock Purchase Agreement, on October 6, 1998, Bionova International invested $30,000,000 in DHC to purchase 5,217,391 shares of DHC's common stock, $.01 par value per share ("DHC Common Stock"), at a price of $5.75 per share. As a result of this transaction, the total number of shares of DHC Common Stock outstanding increased to 23,588,031 and the total number of shares of DHC Common Stock owned by Bionova International increased to 18,076,839, or 76.6% of the total outstanding. As previously agreed with Bionova International, DHC used a portion of the proceeds of the stock purchase to repay $13,000,000 of its outstanding debt to Bionova International and its affiliates.

     Section 6.1 of the Stock Purchase Agreement provides that at DHC's 1999 Annual Meeting of Stockholders, the Stockholders will be asked to approve a proposal to amend DHC's Certificate of Incorporation to increase the number of authorized shares of common stock to at least 40 million and that Bionova International will vote its shares in favor of this proposal.

     Section 6.2 of the Stock Purchase Agreement provides that following the annual meeting and subject to the approval of the proposal to amend the Certificate of Incorporation, DHC will distribute to each record holder of DHC Common Stock, as of a record date to be set by DHC, three rights (the
"Rights") for every four shares of DHC Common Stock held by such record holder. Each Right will entitle the holder to purchase one share of DHC
Common Stock at an exercise price of $5.75 per share. Rights to purchase fractional shares will not be issued; the number of Rights issued to each stockholder will be rounded up to the next whole number. The Rights will expire on May 31, 2000. Upon issuance of the Rights, Bionova International will surrender to DHC (at no cost to DHC), a number of Rights that would entitle Bionova International to purchase 9,130,435 shares of DHC Common
Stock.

     Section 6.3 of the Stock Purchase Agreement provides that if Bionova International or any of its affiliates loans money to DHC after the date of the agreement and prior to the issuance of the Rights, then upon issuance of the Rights Bionova International will immediately exercise a number of Rights (after the surrender of Rights pursuant to Section 6.2) and thereby make a capital contribution to DHC sufficient to allow DHC to repay such loan (and any accrued interest and related withholding taxes) out of the proceeds of such exercise. DHC shall then use the proceeds to make such repayment. During the period in which the Rights are exercisable, Bionova International and its affiliates will not make any loan or capital contribution to DHC (other than by exercising its Rights) until all Rights held by Bionova International and its affiliates have been exercised in full.

     The foregoing description of the Stock Purchase Agreement is qualified in its entirety by reference to the Stock Purchase Agreement, which is attached hereto as Exhibit 99.1. The unaudited pro forma condensed balance sheet of DHC presenting the pro forma effect of the capitalization transaction assuming that it occurred as of August 31, 1998, is attached hereto as Exhibit 99.2.


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Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

              Not applicable.

         (b)  PRO FORMA FINANCIAL INFORMATION

              Not applicable.

     (c)  EXHIBITS.

          99.1 Stock Purchase Agreement dated as of October 1, 1998, between DHC and Bionova International.

          99.2 Unaudited pro forma condensed balance sheet of DHC presenting the pro forma effect of the capitalization transaction assuming that it occurred as of August 31, 1998.













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                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: October 12, 1998                 DNAP HOLDING CORPORATION


                                       By: /s/ ARTHUR H. FINNEL
                                          ------------------------------------
                                          Arthur H. Finnel,
                                          Executive Vice President






















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                                  INDEX TO EXHIBITS


99.1 Stock Purchase Agreement dated as of October 1, 1998, between DHC and Bionova International.

99.2 Unaudited pro forma condensed balance sheet of DHC presenting the pro forma effect of the capitalization transaction assuming that it occurred as of August 31, 1998.




















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